UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

ADPT Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

691 S. Milpitas Blvd., Milpitas, California, 95035

(Address of principal executive offices including zip code)

(408) 945-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2010, the Board of Directors (the “Board”) of ADPT Corporation (“ADPT” or the “Company”) approved to retain John J. Quicke as its Interim President and Chief Executive Officer and to continue to provide him compensation of $30,000 per month for his services in such position. Mr. Quicke will continue to receive compensation as a non-executive board member. Jack L. Howard, Warren G. Lichtenstein and Mr. Quicke abstained from voting to approve the retention as members of the Board.

On December 10, 2010, the Company and Mary L. Dotz, the Company’s Chief Financial Officer, agreed to extend her employment through May 31, 2011. In connection with this extension, the Company, with the approval by the Board, and Ms. Dotz entered into a letter agreement, dated December 10, 2010 (the “December Letter Agreement”), which provides for an annual base salary of $351,520, effective December 7, 2010, and a service-based retention award of $125,000 to be paid to Ms. Dotz on March 15, 2011. The payment of this service-based retention award is contingent on Ms. Dotz continuing as an employee of the Company through March 15, 2011. If Ms Dotz is terminated without cause by the Company prior to that date, she will still be entitled to receive the retention award.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2010, the Board of ADPT approved a change to its fiscal year end from March 31 to December 31. A change in the Company’s fiscal year end is permitted under section 8.1 of the Amended and Restated Bylaws of the Company, which was effective October 14, 2010. The Company intends to file the report covering the transition period from April 1, 2010 to December 31, 2010 in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADPT Corporation

By:	/S/ JOHN J. QUICKE
Name:	John J. Quicke
Title:	Interim Chief Executive Officer

Dated: December 13, 2010